Contact:  Jeff Cross, IBM
                                     (914) 766-1265
                                     jrcross@us.ibm.com

                                     Yvonne Donaldson, Tivoli Systems
                                     (512) 436-8311
                                     Yvonne.Donaldson@Tivoli.com


               IBM'S TIVOLI SYSTEMS ANNOUNCES COMPLETION
                   OF MERGER WITH SOFTWARE ARTISTRY

          ARMONK, N.Y., January 27, 1998 . . . Tivoli Systems, a subsidiary of IBM, today announced the completion of the merger with Software Artistry, Inc., marking the conclusion of IBM's acquisition of Software Artistry.

          All outstanding share of Software Artistry not previously purchased in IBM's tender offer were converted in the merger into the right to receive the same $24.50 per share cash price paid in the tender offer.

                                 # # #

*IBM is a registered trademark of International Business Machines
Corporation. Tivoli is a trademark of Tivoli Systems, Inc., in the U.S. and/or other countries. In Denmark, Tivoli is a trademark licensed from Kjobenhavns Sommer-Tivoli A/S.